Exhibit 99.1

ICO GLOBAL AND DISH NETWORKS ENTER INTO IMPLEMENTATION AND

RESTRUCTURING SUPPORT AGREEMENTS REGARDING DBSD NORTH AMERICA REORGANIZATION

FOR IMMEDIATE RELEASE

Kirkland, Wa. (Business Wire) March 15, 2011 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) (“ICO”) announced today that it has entered into a Restructuring Support Agreement and Implementation Agreement with DISH Network Corporation (NASDAQ: DISH) (“DISH”). Pursuant to these agreements, ICO has agreed to support a proposed amended Investment Agreement between DISH and ICO’s subsidiary, DBSD North America, Inc. (“DBSD”), has granted to DISH options to acquire certain ICO assets, and has agreed to grant to DBSD certain spectrum priority rights. These agreements do not diminish or otherwise alter ICO’s obligations to Jay & Jayendra (Pty) Ltd, nor do they affect in any manner ICO’s ongoing litigation with The Boeing Company and its subsidiary, Boeing Satellite Services, Inc. ICO retains all rights to such litigation.

As contemplated by these agreements, DISH will, later today, seek approval of the amended Investment Agreement by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Under the terms of the amended Investment Agreement and related plan of reorganization, DISH will offer to purchase all of the outstanding secured debt in DBSD and will agree to pay all outstanding unsecured creditor claims in full.

As consideration for ICO’s commitments under these agreements, DISH will pay ICO approximately $324.5 million, with $35 million paid within five days after Bankruptcy Court approval of the amended Investment Agreement, and all but $10 million of the remainder paid approximately thirty days after such approval.

If the Bankruptcy Court approves the amended Investment Agreement between DBSD and DISH, ICO will enter into a tax matters agreement with DISH that defines various tax-related obligations and commitments. The tax matters agreement will not have any significant impact on ICO’s existing or future net operating losses. In addition, if DBSD emerges from bankruptcy pursuant to the terms of the related plan of reorganization, ICO will facilitate DBSD’s transition from bankruptcy by entering into a license and radio spectrum coordination agreement with DBSD and a transition services agreement with DBSD.

About ICO

ICO is based in Kirkland, Washington. For more information, visit www.ico.com. ICO’s common stock is publicly traded on NASDAQ under the ticker symbol ICOG.

Contact:

Christopher Doherty

ICO Global Communications

703-964-1414

christopher.doherty@ico.com

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